Exhibit 10.3

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK AGREEMENT

PURSUANT TO THE

RUBICON TECHNOLOGY, INC. 2016 STOCK INCENTIVE PLAN

Number of Shares of Stock Subject to this Award (the “Restricted Stock”):

THIS AGREEMENT (the “Agreement”), effective as of             , is entered into by and between Rubicon Technology, Inc., a Delaware corporation (the “Company”) and              (the “Recipient”).

WHEREAS, the Recipient serves as a director of the Company and may serve as a member of one or more of the committees established by the Company’s Board of Directors (the “Board”); and

WHEREAS, the Company desires to grant the Recipient restricted shares of $0.001 par value Common Stock of Company on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions

All capitalized terms used herein shall have the meanings set forth in this Section, unless expressly provided otherwise herein.

(a) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(b) “Committee Member” shall mean the Recipient’s status as a member, including as the Chair, of a committee established by the Board and for which the Recipient has received Restricted Stock.

(c) “Compensation Committee” shall mean the Compensation Committee of the Company or, if none, the Board.

(d) “Date of Grant” shall mean the effective date of this Restricted Stock Agreement as set forth above.

(e) “Director” shall mean a member of the Board.

(f) “Disability” shall mean any medically determinable physical or mental impairment that, in the opinion of the Company, based upon medical reports and other evidence satisfactory to the Company, can reasonably be expected to prevent the Recipient from performing substantially all of his or her customary duties as a Director for a continuous period of not less than twelve (12) months.

(g) “Plan” shall mean the Rubicon Technology, Inc. 2016 Stock Incentive Plan as amended, modified or restated from time to time; provided that no amendment, modification or restatement shall adversely change or affect the Recipient’s rights hereunder.

(h) “Stock” shall mean the $0.001 par value Common Stock of the Company or, in the event that the Company becomes a wholly-owned subsidiary of another corporation, the common stock of that entity.

2.	Grant of Restricted Stock

The Company hereby awards to the Recipient the Restricted Stock on the terms and conditions set forth herein and subject to the terms of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of this Agreement shall control.

3.	Restrictions on Transfer

Until vested pursuant to Section 4 of this Agreement:

(a) Prior to vesting, the Restricted Stock may not be transferred, assigned, pledged or hypothecated in any way and will not be subject to execution, attachment or similar process, except by will or under the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction and, in any event, will be subject to this Agreement.

(b) The Restricted Stock will be canceled immediately upon any attempted transfer, assignment, pledge or hypothecation of this Restricted Stock in violation of this Section 3, and any attempted transfer, assignment, pledge or hypothecation of any Restricted Stock in violation of this Section 3 will be void without further action by the Company and have no effect.

4.	Vesting of Restricted Stock

(a) The Restricted Stock may be transferred, assigned, pledged or hypothecated only upon and after vesting. Except as provided in this Section 4, provided the Recipient has served continuously as a Director or a Committee Member of a particular committee, as the case may be, through the respective vesting period, the Restricted Stock attributable to the Recipient’s service as a Director or as a Committee Member of the particular committee (as shown on the Company’s books and records, which shall be conclusive and binding), shall vest according to the following schedule (rounded in each case to the number of full shares):

25% of the Restricted Stock will vest on

25% of the Restricted Stock will vest on

25% of the Restricted Stock will vest on

The remainder of the Restricted Stock will vest on

Except as provided below, (i) no portion of the Restricted Stock shall vest after the date the Recipient ceases to be a Director for any reason and any unvested portion of the Restricted Stock theretofore held by the Recipient shall be canceled as of that date, and (ii) no portion of the Restricted Stock attributable to the Recipient’s service as a Committee Member of a particular committee (as shown on the Company’s books and records, which shall be conclusive and binding) shall vest after the date the Recipient ceases to be a Committee Member of such committee for any reason and any unvested portion of the Restricted Stock attributable to such committee service theretofore held by the Recipient shall be canceled as of that date. Notwithstanding the foregoing, if the Recipient dies or suffers a Disability during the vesting period described in this Section 4, and the Recipient was a Director or a Committee Member at the time of such death or Disability, the unvested portion of the Restricted Stock shall automatically vest on the date of death or Disability.

By way of example, if the Recipient has received 200 shares of Restricted Stock because of his service as a Director and 100 shares of Restricted Stock because of his role as a member of the Audit Committee (for a total of 300 shares), and the Recipient resigns from the Audit Committee on April 30 but continues to serve as a Director, as of April 30: 75 shares of the Restricted Stock will be vested, 150 shares of Restricted Stock remain outstanding and unvested (attributable to his service as a Director), and 75 shares of Restricted Stock will be forfeited (formerly attributable to his service as a Committee Member).

(b) The Compensation Committee may, in the event of a sale, merger, consolidation, reorganization, liquidation or change of control of the Company, as described in Article 15 of the Plan, provide for the acceleration of vesting and for settlement, including cash payment, of the Restricted Stock upon or immediately before the effectiveness of such event, in accordance with Article 15 of the Plan.

(c) After being vested, shares of Restricted Stock shall no longer be considered Restricted Stock and shall be released automatically from the terms of this Agreement, except those contained in Sections 9, 10, 11, 13, 14, 15, 16 and 17 hereof.

5.	Securities Law Restrictions; Certificates; Stock Power.

The Company shall not be obligated to issue the Restricted Stock until, in the opinion of the Company and its counsel, such transfer and issuance of the Restricted Stock will not involve any violation of applicable federal and state securities laws, the rules and regulations promulgated thereunder, and the requirements of the stock exchange upon which the Stock is listed. The Company may issue the Restricted Shares in uncertificated form. Such uncertificated shares shall be credited to a book entry account maintained by the Company (or its transfer agent) on behalf of the Recipient. As a condition of accepting this award, the Recipient hereby irrevocably appoints the Company as the Participant’s attorney-in-fact, with full power of substitution, to transfer (or provide instructions to the Company’s transfer agent to transfer) such shares on the Company’s books. The Company shall have the right to retain custody of any share certificates for the Restricted Stock that may be issued until such shares vest or are forfeited. If share certificates are issued, the Recipient shall execute and deliver a stock power, endorsed in blank, to the Company, with respect to such shares. Certificates may, if the Committee so determines, bear a legend referring to the restrictions and the instruments to which such shares of Restricted Stock are subject.

6.	Stockholder Rights

The Recipient shall have all of the rights of a stockholder, including the right to vote the shares of Restricted Stock and the right to receive cash dividends, with respect to the shares of Restricted Stock unless and until any unvested shares of the Restricted Stock theretofore held by the Recipient are forfeited or canceled pursuant Section 3(b) or 4 of this Agreement, in which case the Recipient shall have no rights of a stockholder with respect to such forfeited or canceled shares.

7.	Dilution

The number of shares subject to this Agreement shall be adjusted as follows: (i) in the event that the number of shares of outstanding Stock is changed by reason of a stock dividend, stock split, recapitalization or combination of shares, the number of shares of Restricted Stock shall be proportionately adjusted; or (ii) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations pursuant to which the holders of shares of Stock surrender shares of Stock in exchange for other shares of stock or securities, there shall be substituted for each share of Stock then subject to this Agreement, the number and kind of shares of stock or other securities which the holders of shares of Stock are entitled to receive for each share of Stock surrendered pursuant to the transaction shall be proportionately adjusted. Otherwise, the Recipient acknowledges that, upon the issuance of shares to any person or entity, the Recipient will suffer a corresponding dilution of the Recipient’s interest in the Company.

8.	Continued Service Not Presumed

Nothing in this Agreement shall give the Recipient the right to continue as a Director or as a Committee Member or affect any right of the Company or the Board to terminate the Recipient as a Director or as a Committee Member, with or without cause, at any time.

9.	Personal Data

In order to grant the Restricted Stock to the Recipient, the Company may have had to and may continue to process the Recipient’s personal data that it currently has on record and/or data it may obtain from the Recipient in the future. Such transfer of personal data may be to outside service providers (such as brokers). The Recipient’s personal data will be treated as private and confidential and will only be used to the extent necessary in relation to the Restricted Stock and to comply with any applicable legal, regulatory, tax or accounting requirements.

By signing this Agreement, the Recipient acknowledges receipt of this notification and consents to the processing and transfer of his/her personal data as described above.

10.	Notices

All notices by one party to the other under this Agreement shall be in writing. Any notice under this Agreement to the Company shall be addressed to the Company at 900 East Green St., Unit A, Bensenville, Illinois 60106, to the attention of the Chief Financial Officer, and any notice to the Recipient shall be addressed to the Recipient at the address listed beneath the Recipient’s signature hereto. If mailed by United States mail, properly addressed and proper postage prepaid or if sent by recognized overnight courier service, notice shall be effective on the date of mailing or delivery to such courier. If served personally, notice shall be effective as of the date of delivery to the address of the party to whom the notice is addressed. If the effective date as provided above is not a business day, the effective date shall be the next regular business day. Either party may at any time notify the other in writing of a new address for service of notice upon that party.

11.	Severability

If any provision of this Agreement for any reason should be found by any arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality, or enforceability of any remaining provision or portion hereof, which remaining provision or portion shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion eliminated.

12.	Headings

The headings and captions utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

13.	Agreed Forum

All acts required to be performed by the Recipient hereunder shall be deemed to be performed in Chicago, Cook County, Illinois, and the Recipient hereby submits to the jurisdiction of any state or Federal court located in Chicago, Illinois and waives any and all objections to the jurisdiction of such courts and the venue of any action brought therein.

14.	Arbitration

At the election of the Company, any dispute arising under this Agreement will be settled by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association. To the extent permitted or required by law, judgment upon the decision rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision and enforcement thereof.

15.	Equitable Relief

The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, or may be made the subject of the arbitration proceedings described in the preceding section.

16.	Applicable State Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

17.	Successors and Assigns

Subject to the limitations of the transferability of this Restricted Stock, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Non-Employee Director Restricted Stock Agreement as of the day and year first above written.

RECIPIENT:	THE COMPANY: Rubicon Technology, Inc.

By:
Name:	Name:
Address:	Title: